ASSET PURCHASE AND SALE AGREEMENT

THIS AGREEMENT is entered into as of this 22nd day of November, 2005, by and between BioQual, Inc. ("Seller"), a Delaware Corporation, and VDX, Inc. ("Buyer") a Wisconsin Corporation.

WHEREAS, Seller was previously engaged in the business of researching, developing, marketing and sales of veterinary Immunoglobulin G ("IgG") and purified albumin therapeutic and nutritional supplement products, and wishes to sell and assign its rights, title and interest in certain assets that were used by Seller in such business; and

WHEREAS, Buyer wishes to buy the above referenced assets and assume the liabilities related thereto; and

WHEREAS, the parties wish to determine the price of such assets as a function of the success of Buyer in the use thereof as set out below.

NOW, THEREFORE, the parties do hereby agree as follows:

ARTICLE 1

Definitions

1 .1 Defined Terms. The terms set forth below and in Exhibit A, when capitalized in this Agreement, shall have the following meanings:

(a)"Gross Sales" means the (i) gross amount of any initial license fees or other charges imposed on licensees by Buyer for sales of veterinary IgG and purified albumin

Products, including but not limited to products that use or developed, designed, produced,

Marketed, or sold using the purchased assets related to the assignment or acquisition rights by such licensees of Buyer and not related to actual sales or revenues of such licensees of Buyer:

and (ii) the net selling price invoiced or otherwise charged for sales of veterinary IgG and purified albumin products, including but not limited to products that use or are developed, designed, produced, marketed  or sold using the Purchased Assets, excluding only the following items to the extent they arc included In the net selling price:

(i) sales w excise taxes;

(ii) packing, insurance and freight expenses (FOB shipping point); and

(iil) discounts, rebates and returns.

(b) "Purchased Assets" means all right, title and interest, if any, of the Seller in and to the assets identified and described in Exhibit A.

ARTICLE 2

Sale and Purchase

2.1 Transfer of Equipment. Upon the payment of the second portion of the initial purchase price in accordance with Section 5.2(a) : Seller shall grant, sell. convey, assign, and transfer the Purchased Assets to Buyer, and Seller will make available to the Buyer for removal from Seller’s premises at Buyer's expense the equipment identified and described in Exhibit B (the “Equipment"), and the Buyer shall purchase the Purchased Assets from Seller and assume all liabilities in connection therewith.

2.2 Additional Actions by Seller. Upon the payment of the second portion of the initial purchase price in accordance with Section 5.2(a):

(i)Seller shall file a written request with the United States Department of

Agriculture for the transfer of the License (as such term is defined in Exhibit A) to Buyer, and shall thereafter provide reasonable cooperation to the Buyer to obtain the transfer of the License;

(b) Seller shall execute, and deliver to Buyer an assignment of the Patents (as such term is defined in Exhibit A) substantially in the form set forth as Exhibit E; and

(c) Seller shall execute and deliver to Buyer a Bill of Sale and Assignment

Substantially in the form set forth as Exhibit F.

ARTICLE 3

Purchase Price

3.1 Initial Purchase Price. Buyer agrees to pay Seller. as provided in Article 5, two hundred fifty thousand ($250,000.00) dollars as partial payment for the Purchased Assets.

3.2 Deferred Purchase Price. Buyer agrees to pay Seller a deferred purchase price as fallows:

(a) Three (3%) of Gross Sales relating to products other than for equine use,

including but not limited to products for bovine and porcine use, not to exceed the sum of two million ($2,000,000.00) dollars for a period of ten (10) years from the execution of this Agreement; and

(b) Six percent(6%) of Gross Sales relating to products for equine use, for a period of ten (10) years from the execution of this Agreement.

ARTICLE 4

Demonstration Project; Technical Assistance; Reimbursement of Certain Costs

(a) Promptly after the execution of this Agreement, Buyer shall deliver to

Seller filtered bovine serum (packaged in jugs) suitable for the manufacture of a bovine IgG product. Seller shall promptly thereafter commence a demonstration project to process such bovine serum and demonstrate the satisfactory operation and functioning of the Equipment at Seller's premises (the "Demonstration Project"). During the Demonstration Project not more than five (5) representatives of Buyer may be present at Seller's premises to observe the Demonstration Project and to inspect the Equipment. Seller shall provide training to Buyer’s representatives regarding the operation of the Equipment and the utilization of the Purchased Assets during the Demonstration Project.

(b) In addition to any other amounts paid pursuant to this Agreement, Buyer shall pay Seller for Seller's labor, materials, and overhead for the Demonstration Project, within ten (10) days after completion of the Demonstration Project and production of lyophilized bovine product, but such payment shall not exceed ten thousand ($10,000.00) dollars.

(c) Upon the completion of the Demonstration Project and delivery of lyophilized bovine product, Buyer shall remove the Purchased Assets from Seller’s premises at Buyer's expense.

(d) In the event that Seller shall not complete the Demonstration Project and produce Lyophilized bovine product within fourteen (14) days after commencement thereof due to a failure or defect in the Equipment, Seller shall have thirty (30) day; to repair the Equipment and perform the Demonstration Project. If Seller shall not complete the reperformance of the Demonstration Project and produce lyophilized bovine product within such thirty (30)-day period, Buyer shall have the right to terminate this Agreement by giving written notice thereof within ten (10) days after the end of such thirty (30)-day period, and in such neither party shall have any further obligations to the other with respect to this Agreement, the Purchased Assets shall remain the property of Seller; Seller shall return to Buyer any amounts theretofore paid to Seller pursuant to this Agreement. The refund of amounts to Buyer under this Section 4.1 (a) shall be Buyer's sole remedy with respect to the failure to complete the reperformance of the

Demonstration Project and produce lyophilized bovine product, and Buyer hereby waives any claims with respect thereto except for the right to receive such refund.

4.2 Additional Technical Assistance; Availability of Chander Sarma to Buyer Cost,

Reimbursement

(a) After the completion of the Demonstration Project, Seller shall use reasonable efforts to provide technology transfer and technical assistance to Buyer as set forth in this Article 4.

(b) Provided Mr. Chander Sarma ("Sarma”) is still employed by Seller, at

Buyer's election, and subject to the agreement of Sarma, Seller will make Sarma available to the Buyer for the purpose of transferring technology and providing additional technical assistance at the rate of five hundred ($500.00) dollars per day plus per diem expenses (other than transportation expenses) in an amount not to exceed two hundred ($200.00) dollars per day. In addition, Buyer may request Sarma to help at trade shows or sales meetings at the same rates, which requests will be honored by Seller in a reasonable manner. Buyer shall pay Seller for such services within ten (10) days after that date of Seller's invoice therefore.

(c) Seller agrees to make Sarma available subject to the agreement of Sarma for the purposes described in this Section 4.2, up to an aggregate of twenty (20) days until one year after the date of this Agreement. Buyer also agrees that it shall reimburse Seller or Sarma’s reasonable transportation costs relating to the services provided by Sarma.

ARTICLE 5

Method of Payment of Purchase Price; Security Interest

5.1 Upon Execution. Concurrently with the execution of this Agreement, Buyer shall deliver to Seller by way of a Cashiers or Certified check the sum of twenty five thousand ($25,000.00) dollars.

5.2 Balance of Initial Purchase. Buyer shall pay the remainder of the Initial

Purchase Price as follows.

(a) Buyer shall deliver to Seller by way of a Cashiers or Certified check the sum of fifty thousand ($50,000 00) dollars within thirty (30) days after the date of execution of this Agreement.

(b) Buyer shall deliver to Seller by way of a Cashiers or Certified check the sum of twenty five thousand ($25,000.00) dollars within sixty (60) days after the date of execution of this Agreement.

(c) Buyer shall deliver to Seller by way of a Cashiers or Certified check the sum of twenty five thousand ($25,000.00) dollars within ninety (90) days after the date of execution of the Agreement.

{d) Buyer shall deliver to Seller by way of a Cashiers or Certified check the sum of one hundred twenty-five thousand ($125,000.00) dollars within one (1) year after the date of execution of this Agreement.

5.3 Deferred Purchase Price Payment. -. Deferred purchase price payments from

Buyer shall be made within thirty (30) days after the end of each March, June, September, and December. Deferred purchase price payments for each calendar quarter shall be based on Gross Sales invoiced by Buyer during that quarter. All such payments shall be accompanied by a full and complete report detailing the computation of the deferred purchase price payment, including, but not limited to, the selling price invoiced, taxes, packing insurance and transportation expenses. All payments shall be made without deduction for taxes, assessments, or other charges.

5.4 Books and Records. Buyer shall maintain for a period of three (3) years following the date of each deferred purchase price report and payment accurate and complete books and records which support the definition  of Gross Sales in such detail as to enable a determination of the deferred purchase price payment which was due under this Agreement on the date of that report and payment. Such books and records shall he kept in accordance with generally accepted accounting principles.

5.5 Inspection. Upon ten (10) days written notice, Buyer shall permit the examination of such records  at Seller's expense, by Seller or its designated representative at any time during the term of this Agreement and for three (3) years following its termination for the purpose of verifying the payments due hereunder. If any such examination reveals that an error bas been made in Buyer's favor in the amount of deferred purchase price payments paid for any calendar year equal to five percent (5%) or more of such payments, then the cost of the examination shall be paid by Buyer. Any error in deferred purchase price payments, whether in favor of Buyer or Seller, shall be corrected by payment of the amount in error within thirty (30) days of receipt by the party that would be required to make such payment of written notice of such error.

5.6 Security Interest.

(a) In order to secure the payment of the portions of the purchase price that are not paid upon execution of this Agreement, Buyer herby grants to Seller a lien and security interest in and to the Purchased Assets, Gross Sales,  and proceeds thereof.

(b) If requested by the Seller, the Buyer shall give notice of the Seller's security interests in the Purchased Assets to any third person with whom the Buyer has any actual or prospective contractual relationship or other business dealings.

(c) The Buyer agrees to cooperate and join, at its expense, with the Seller in taking such steps as are necessary, in the Seller's judgment, to perfect or continue the perfected status of the security interests granted hereunder, including, without limitation, the execution and delivery of any financing statements, amendments thereto and continuation statements, the delivery of chattel paper, documents or instruments to the Seller, the obtaining of landlords' and mortgagees' waivers required by the Seller, the notation of encumbrances in favor of the Seller on certificates of title, and the execution and filing of my collateral assignments and any other instruments requested by the Seller to perfect its security interest.

(d) The Seller may at any time and from time to time, file financing statements, continuation statements and amendments thereto that describe the collateral and which contain any other information required by the Uniform Commercial Code for the sufficiency or filing office acceptance of any financing statement,  continuation statement or amendment, including whether the Buyer is an organization, the type of organization and any organization identification number issued to the Buyer. The Buyer agrees to furnish any such information to the Seller promptly upon request. Any such financing statements, continuation statements or amendments may be signed by the Seller on behalf of the Buyer, and may be filed at any time in any jurisdiction whether or not Revised Article 9 of the Uniform Commercial Code  is in effect in that jurisdiction.

(c) The Buyer shall, at any time and from time to time, take such steps as the

Seller may require for the Seller, (i) to obtain an acknowledgment, in form and substance satisfactory to the Seller, of any third party having possession of any of the collateral that the third party holds such collatera1 for the benefit of the Seller, and (ii) otherwise to insure the continued perfection and priority of the Seller's security interest in my of the collateral and of the preservation of its rights therein.

ARTICLE 6

General Provisions

6.1 No Broker. Buyer represents and warrants that no broker or finder, or other party or agent performing similar functions, has been retained by Buyer or its affiliates or is entitled to be paid based on any management, agreements or understandings made by Buyer or its affiliates in connection with the transaction contemplated hereby, and no brokerage fee or other commission has been agreed to be paid on account of such transactions. Buyer shall indemnify and hold Seller harmless from any breach of this representation.

6.2 Severability. If any term or provision in this Agreement shall to any extent be invalid or unenforceable, the remainder of the Agreement shall not be affected thereby and the term and provision of the Agreement shall be valid and enforced to the fullest extent permitted by law.

6.3 Representations and Warranties. Seller and Buyer each make the following representations and warranties to the other:

(a) Organization. Each of the Seller and the Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware in the case of the Seller and Wisconsin in the case of the Buyer, and has all requisite corporate power and corporate authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business. Each of the Seller and the Buyer is duly licensed or qualified to do business as a foreign corporation and is in good standing in all jurisdictions wherein the character of the properties owned or leased or the nature of its business make such qualification to do business necessary except for those jurisdictions where the failure to be so qualified would not have a material, adverse effect on the financial condition of the Seller or Buyer, as the case may be.

(b) Each Party has the corporate power, authority and legal right to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement and the transactions contemplated hereby  have been  duly authorized by the Board of

Directors of the Seller and the Buyer and no further corporate action is necessary to authorize this Agreement and the performance of the transactions contemplated hereby. This Agreement has been and the other agreements, documents and instruments required to be delivered in accordance with the provisions hereof will be duly executed and delivered by duly authorized officers of the Seller and Buyer, and this Agreement constitutes, and the other documents, agreements and certificates required to be executed and delivered in accordance with the terms of this Agreement, when so executed and delivered, will constitute, the legal, valid and binding obligations of the Seller and Buyer, enforceable against each of them in accordance with their respective terms , except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of  creditors' rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(c) The execution, delivery and performance of this Agreement by the Seller and Buyer does not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require that consent of my other person or entity under (a) any existing law, ordinance,  or governmental rule or regulation to which the Seller or Buyer is subject, (b) any judgment, order,  writ, injunction, decree or award of any court or other adjudicatory body, administrative agency or commission or other governmental or regulatory authority or agency ("Governmental Entity") that is applicable to the Seller or Buyer, (c) the organizational documents or any securities issued by the Seller or Buyer, or (d) any mortgage, indenture, agreement,  contract, commitment, lease, plan  or any franchises, licenses, permits, easements, rights, applications, filings, registrations and other authorizations, or other instrument, document or understanding, oral or written, to which the Seller or Buyer is a party, by which the Seller or Buyer may have rights or by which any of the properties or assets of the Seller or Buyer may be bound or affected, or give any party with rights there under the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of the Seller or Buyer there under. Except with respect to the transfer of the Licenses and the assignment of the Patents, no authorization, approval or consent of, and no registration or filing with, any

Governmental Entity is required in connection with the execution, delivery or performance of this Agreement by the Seller or Buyer.

6.4 Exclusion of Warranties, Limitation of Liability

(a) The Purchased Assets arc being transferred to Buyer "AS IS," "WHERE

IS”,and with all faults, except as otherwise specifically provided herein.

(b) Seller disclaims and makes no representation or warranties whatsoever with respect to the Purchased Assets, express or implied, including any representations or warranties with respect to title, enforceability, documentation or freedom from liens (in whole or in part) and disclaims any liability and responsibility for any  negligent representation, warranty, statement or information otherwise made or communicated by oversight or information otherwise made or communicates (orally or in writing), to Buyer in connection with the transaction contemplated hereby (including any opinion information, projection, statement or advice contained in any offering memorandum or that may have been provided to Purchaser by any employee, officer, agent, stockholder or other representatives of Seller or its affiliates in connection with the transactions contemplated hereby).

(c) Seller makes no warranty to Buyer with respect to  the validity, scope or enforceability of the Patents or non-infringement of third-party patents by the manufacture, use and sale of products that use or are developed, designed, produced, marketed, or sold using the Purchased Assets.

(d) Seller makes no warranty to Buycr with respect to the registration, validity, scope or enforceability of the Trademarks (as such term is defined in Exhibit A), or  non- infringement  of third-party trademarks by the Trademarks.

(e) BUYER AGREES THAT SELLER MAKES NO REPRESENTATION

OR WARRANTY WITH RESPECT TO THE PERFORMANCE OF THE PRODUCTS THAT ARE USED OR ARE DEVELOPED, DESIGNED, PRODUCED, MARKETED, OR SOLD USING THE PURCHASED ASSETS AND THE INFORMATION AND TECHNOLOGY PROVIDED PURSUANT TO THIS AGREEMENT, INCLUDING THEIR SAFETY, EFFFCTIVENESS OR COMMERCIAL VIABILITY. SELLER DISCLAIMS ALL WARRANTIES WITH RESPECT TO PRODUCTS AND SERVICES PROVIDED UNDER THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ALL WARRANTIES, EXPRESS OR IMPLIED, OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE.

(F) Except as otherwise expressly set forth in this Agreement by consummating this transaction, Buyer hereby releases and agrees to hold harmless Seller and waives any claims that Buyer may now or hereafter have against Seller relating to the Purchased

Assets.

6.5 Notice.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) or by a nationally recognized overnight courier service, to the parties at the following addresses (or to such other address for a party which shall be specified by like notice):

(a) if the Seller, to:

BIOQUAL, Inc.

9100 Medical Center Drive

Rockville, Maryland 20850

Telephone: (301) 251-2801

Facsimle: (301) 251-1260

Attn: Dr. John C. Landon

with a copy to:

Duane Morris LLP

1667 K Street N.W.

Suite 700

Washington, D.C. 20006

Telephone: (202) 776-7864

Facsimile: (202) 776-7801

Attn: Andrew E. Mishkin, Esq.

(b) if the Buyer,

VDX, Inc.

974 Silver Beach Rd.

Belgium, Wisconsin 53004

Telephone: (262) 285-3810

Facsimile: (262) 285-3859

Attn: Monte Tobin

6.6 Binding Nature of Agreement.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

6.7 Controlling Law. The Agreement and all questions relating to its validity,

interpretation, performance and enforcement (including without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of Delaware, other than the choice of law provisions thereof, and without the aid of any canon, custom or rule of law requiring construction against the prevailing party.

6.8 Exhibits and Schedules. All exhibits and schedules attached hereto are hereby incorporated by reference into, and made a part of  this Agreement.

6.9 Counterparts. This Agreement may be executed in any number of counterparts,

each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signature of all the parties reflected hereon as the signatories.

6.10 Entire Agreement; Amendment. This Agreement contains the entire understanding between the parties hereto and with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, with respect to such subject matter, except as herein combined. This Agreement may not be modified or amended, and any provision hereof may not be waived, other than by an agreement in  writing signed by the Buyer and the Seller.

The Confidentiality Agreement dated February 16, 2005 between the Seller and Buyer shall remain in full force and effect.

6.1 1 Section Headings. The section headings in this Agreement are for convenience only, and form no part of this Agreement and shall not affect its interpretation.

6.12 Compliance with the Law. The Parties agree to comply with all laws, rules, or regulations applicable to their performance under this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

By:

s/John C. Landon. President and CEO

s/ Monte Tobin, President and CEO